Sub-Item 77I

The following class was created during the
period covered by the N-SAR:

Class 2 Shares of the following funds:

JPMorgan Insurance Trust Core Bond Portfolio
JPMorgan Insurance Trust Diversified Equity Portfolio
JPMorgan Insurance Trust Diversified Equity Portfolio
JPMorgan Insurance Trust International Equity Portfolio
JPMorgan Insurance Trust Intrepid Growth Portfolio
JPMorgan Insurance Trust Intrepid Mid Cap Portfolio
JPMorgan Insurance Trust Large Cap Value Portfolio
JPMorgan Insurance Trust Small Cap Equity Portfolio

This class is described in the Class 2 prospectus
for these Portfolios and also in the
materials described in Item 77Q1(d).